4Q2005 Conference Call Script

11 a.m. March 29

Opening - Bill Wells

Good morning and thank you and welcome to the SpectRx conference call and webcast to discuss fourth quarter and year-end 2005 results.

For today's call we have: SpectRx Chairman and CEO Mark Samuels....... President and Chief Operating Officer Bill Arthur....., Dr. Mark Faupel, president and chief operating officer of subsidiary Guided Therapeutics and Bobby Noorani, Controller & Principal Accounting Officer.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so relying on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ending December 31, 2004, and any subsequent filings with the Securities and Exchange Commission.

So at this time I will turn the conference call over to Mark Samuels --- please go ahead Mark.

Welcome - MAS

Thank you Bill. I want to welcome everyone to our fourth quarter 2005 conference call.

I'd like to start today by giving a quick recap of 2005. Last year we made substantial progress toward completing the FDA pivotal trial for our cervical cancer detection device and launched an important new SimpleChoice product, our 90 degree Twist. We received 3.6 million dollars from Respironics for the remaining potential earnout from the 2003 sale of the BiliChek product line bringing the total for the sale of BiliChek to about 9.3 million dollars. We also received almost 1.4 million dollars from R&D grants and contracts that helped support our cancer and ISF development activities. Despite progress in these areas in 05, we continued to experience production problems and recurring lack of availability of SimpleChoice products that prevented us from achieving our revenue goals for that business. To correct these problems, we have taken the following actions:

1. We undertook extensive discussions with our suppliers and made changes in our manufacturing processes, during which time we temporarily reduced or suspended normal production. We reorganized the SimpleChoice operation to provide our manufacturing and operations management with control over engineering activities. Additionally, we streamlined our engineering management structure. Full production is now in the process of resuming and we expect the result of our efforts will allow us to move the SimpleChoice business ahead with much more certainty in our supply chain.

As a result of these changes SimpleChoice sales for the 1st quarter of 2006 will be significantly reduced from prior quarters.

With these changes largely behind us, I believe that we, along with our suppliers, are successfully resolving our long-standing SimpleChoice product availability issues... which should give Bill Arthur the supply of SimpleChoice products he needs to generate sales.

Recognizing the difficulties of launching products and penetrating the insulin infusion markets on our own, we are also seeking to establish a collaboration or strategic partnership that would provide the resources needed to complete the manufacturing ramp up and marketing of the SimpleChoice patch.

Pause

Now to go into more detail about growing our SimpleChoice diabetes business, I'll turn the call over to President and COO Bill Arthur, Bill.

As Mark mentioned, we again experienced issues with SimpleChoice product availability and as a result revenue in the last half of the fourth quarter slowed. Simply put we can't sell product we do not have. During this time, product sales were and will continue to be reduced, but we believe that this overhaul will make a marked improvement in the availability and acceptance of SimpleChoice products over the coming quarters. We also believe that once this process is completed and we have sufficient quantities of products, we will grow the SimpleChoice business into the success I believe it can be.

Our SimpleChoice product line includes the easy 30-degree infusion set, the twist 90-degree infusion set and the insulin pump reservoir. In 2005, we also received FDA clearance for an insulin reservoir for the Medtronic Paradigm pump.

As to the other part of our diabetes business, continuous glucose monitoring, during 2005 and into 2006 we have been engaged in active discussions with a number of potential strategic partners. Piper Jaffrey analyst Thomas Gunderson commented Monday that in 5 to 10 years he expects most patients to have switched from finger stick glucose monitoring to various "continuous monitoring devices." This would result in the conversion of a market, that is six billion dollars today, from single use blood based technology to continuous monitoring. Studies conducted at Spectrx show our technology works just as well as the implanted or under the skin devices that we tested. Additionally, most users we have tested prefer our system over that of existing under the skin continuous monitors. For these reasons, we think a strategic relationship with a partner that has suitable assay technology should be achievable.

I'd now like to turn the call back over to Mark.

Thank you Bill. Now I'd like to turn the call over to our Controller & Principal Accounting Officer Bobby Noorani to update our financials.

Thank you Mark.

Total revenue for the 4th quarter of 2005 was $171,000, compared to $400,000 in the 4th quarter of 2004. Total revenue for 2005 was $983,000 compared to $1.1 million for 2004.

SimpleChoice sales for the 4th quarter totaled $135,000 as compared to $118,000 during the 4th quarter of 2004, an increase of 15 percent. Full year SimpleChoice sales totaled $727,000 compared to $560,000 for the 2004 period, an increase of 30 percent.

Our quarterly operating results illustrate our continuing management of expenses versus the prior year. In 2005 we had a decrease of $237,000, or 18%, in overall expenses for the quarter when compared to the same quarter of 2004, primarily due to a reduction in R&D expenses, which are down by $232,000.

Operating income for the quarter was $1.6 million compared to a loss of $3.3 million for the same quarter in 2004. The operating loss for 2005 was $1.9 million compared to a loss of $8.3 million in 2004.

The net income available to stockholders for the 4th quarter of 2005 was $1.5 million, or 12 cents per share, compared to a loss of $3.2 million, or 28 cents per share, in the 4th quarter of the previous year. The net loss attributable to stockholders for 2005 was $2.6 million, or 21 cents per share, compared to $14.4 million, or $1.26 per share, in 2004.

Comparison of net loss in 2005 to 2004 includes two significant items related to financing activities in 2004, which were:

$871,000 of non-cash interest expense due to the value of the warrants issued in conjunction with the bridge loans;

and,

the $4.6 million deemed dividend recognized in the 1st quarter of 2004.

Cash on hand at the end of the 4th quarter was approximately $313,000. Working capital at the end of the 4th quarter was approximately a negative $6.1 million.

We sold the remaining BiliChek earn-out for an additional $1.5 million in October and including the $1.3 million of advance on BiliChek earn-out, we have recognized a total of $2.8 million as gain on sale of BiliChek in the 4th Quarter of this year.

Stockholders' equity went from a deficit of $3.7 million at the end of 2004 to a deficit of $6.2 million at the end of 2005. $3.2 million of this deficit was due to the write off of SimpleChoice intangibles in 2004

In the current quarter, we reported that the company raised 1.9 million dollars in debt financing.

I'll now turn the call back over to Mark Samuels........ Mark.

Thank you Bobby.

As part of our plan to focus SpectRx on diabetes management, we have created Guided Therapeutics, a subsidiary, to commercialize our non-invasive cervical cancer detection technology.

Now here to update you on our non-invasive cervical cancer detection business is Doctor Mark Faupel, president and COO of Guided Therapeutics.

Thanks Mark.

We continue to be encouraged by the progress being made in the development of our non-invasive cervical cancer detection device. On the regulatory side, enrollment in the pivotal FDA clinical trial continues as expected, and we have now tested more than 900 of the estimated 1,500 women needed to complete the trial. Also, since our last call, we have successfully built and tested the first beta device, which is planned for use in the FDA pivotal clinical trial... and we have been issued two important patents for the technology.

Additionally, two encouraging clinical studies were recently presented at the American Society for Colposcopy and Cervical Pathology biennial meeting. The studies showed that our device detects cervical disease and reduces false positive results, which are a tremendous burden on women and the healthcare system.

One study compared the results of a Pap test and the SpectRx non-invasive device to the results of a Pap test and HPV test. Results were reported on 102 women who underwent biopsy. The sensitivity of both tests was 95%, indicating the ability to detect disease. The specificity, or the ability rule out disease and thereby reduce false positives , of the Pap/SpectRx combination was 65.5% compared to 27.4% for the Pap/HPV combination.

The second study reported results on 572 women tested at four clinical sites in the U.S. The study was conducted on a population referred to biopsy or with an abnormal Pap test result.

The sensitivity and specificity of our device was 95% and 55%, respectively, indicating that our technology was highly accurate in determining the difference between diseased and benign conditions.

Funding for our ongoing clinical trials and commercialization work has been supported in part by grants from the National Cancer Institute and the Georgia Research Alliance.

As you may recall, our rapid, point-of-care, non-invasive test, unlike Pap smears and HPV testing, does not require a tissue sample or the delay of laboratory analysis. To date more than 1,900 women have been tested with prototype devices, which have consistently provided better results than other tests.

The product is being designed as a low-cost device with a single-patient-use calibration disposable. Additionally, we believe that the test will be immediately reimbursable under existing CPT codes.

I'll now turn the call back over the Mark Samuels......

Thank you Mark.

We continue to be encouraged by the progress being made by our Guided Therapeutics team and believe that our cervical cancer detection device represents a significant opportunity. We also believe that we have an excellent opportunity to now move our continuous glucose program forward with a new partner in an environment that will place significant focus on continuous monitoring.

We have implemented a series of significant changes and improvements in our SimpleChoice product supply chain and believe that these changes will result in a steady supply of product to sell.

We are excited about our prospects for success and are following a plan to increase shareholder value. Our plan for success continues to be:

to build SimpleChoice sales,

to complete the separate financing of our cervical cancer detection business,

to establish a new partnership for continuous glucose monitoring to recapitalize the company, and seek a relisting on NASDAQ

We look forward to updating you as we continue to execute on our plans.

Thank you operator and thank you for participating in our fourth quarter 2005 conference call.